Exhibit 10.17

MODIFICATION
OF
AMENDMENT TO SECURITY AGREEMENT

This Modification of Amendment to Security Agreement ("Modification") is entered into as of the ____ day of March, 2005, between The Winthrop Corporation ("TWC") and Merritt Acquisitions LLC, as successor in interest to 440 Wheelers Farm Road, LLC ("Secured Party").

WITNESSETH:

WHEREAS, the parties hereto wish to modify that certain Amendment to Security Agreement between TWC and the Secured Party, dated as of the 8th day of October, 2003 (the "Security Amendment");

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows, notwithstanding anything to the contrary contained in the Security Agreement, dated as of the 16th day of July, 1999 (the "Security Agreement"), the Security Amendment, or any other agreements between the parties:

1.             General Definitions. Capitalized terms used but not separately defined herein shall have their respective meanings assigned to them in the Security Agreement.

2.             Effective Date. The "Effective Date" herein shall mean the date of this Modification.

3.             Various Changes. On the Effective Date, the following changes to the Security Amendment shall automatically become effective for the balance of the Security Agreement term (as hereinafter revised):

(a)     The last date in Subsection 3(a) of the Security Amendment is hereby deleted and replaced with "November 30, 2008."

(b)     Subsection 3(b) of the Security Amendment is hereby deleted in its entirety.

(c)     The text of Subsection 3(c) of the Security Amendment is hereby deleted and replaced with the following new text:

9. SAFEKEEPING AGREEMENT. Contemporaneous with the execution of this Modification, the Secured Party and TWC have entered into a modification of the Amendment to the Procedural and Safekeeping Agreement, dated as of the 5th day of January, 2004 (the "Safekeeping Amendment"), which modification shall hereinafter be referred to as the "Safekeeping Modification." TWC and Secured Party shall use commercially reasonable efforts to cause IBT to execute the Safekeeping Modification within thirty (30) days of the Effective Date (time being of the essence). If IBT fails to execute the Safekeeping Modification within thirty (30) days of the Effective Date, TWC and Secured Party shall (i) use commercially reasonable efforts to execute a new safekeeping agreement with an escrow agent reasonably satisfactory to TWC and the Secured Party, (ii) direct IBT to transfer the Collateral by wire transfer to the replacement escrow account, and (iii) terminate the Procedural and Safekeeping Agreement and the Safekeeping Amendment.

(d)     A new Subsection 3(d) shall be added to the Security Amendment, which shall provide as follows: Schedule A of the Security Agreement is hereby amended to delete the words 1300,000 (THREE HUNDRED THOUSAND DOLLARS)" and to substitute therefor the following words: "$32,209 (THIRTY-TWO THOUSAND TWO HUNDRED NINE DOLLARS)."

(e)     Section 4 of the Security Amendment is deleted in its entirety and the following Section 4 is substituted therefor:

4. Miscellaneous. As modified hereby, the Security Agreement shall continue in full force and effect, the parties hereby ratifying and confirming the Security Agreement, as amended by the Security Amendment and modified by this Modification. Except as hereby modified, the terms of the Security Agreement shall continue to apply during the balance of the term of same (as herein modified). This Modification shall bind and enure to the benefit of TWC and Secured Party and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have duly executed this Modification as of the date first set forth above.

The Winthrop Corporation	Merritt Acquisitions, LLC
(successor in interest to 440 Wheelers Farm Road LLC)

By:
Title: